                                                                   EXHIBIT 10.23

                                                                  EXECUTION COPY

================================================================================

                                Credit Agreement

                                     between

                              Broadcom Corporation

                                       and
                              Bank of America, N.A.

                          Dated as of December 23, 2002

================================================================================

                                TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
SECTION I.       DEFINITIONS AND ACCOUNTING TERMS........................................................    1

     1.01     Defined Terms..............................................................................    1

     1.02     Use of Certain Terms.......................................................................   14

     1.03     Accounting Terms...........................................................................   15

     1.04     Rounding...................................................................................   15

     1.05     Exhibits and Schedules.....................................................................   15

     1.06     References to Agreements and Laws..........................................................   15

SECTION II.      THE LOANS AND EXTENSIONS OF CREDIT......................................................   15

     2.01     The Commitment.............................................................................   15

     2.02     Conversions and Continuations of Loans.....................................................   16

     2.03     Prepayments................................................................................   16

     2.04     Principal and Interest.....................................................................   16

     2.05     Fees.......................................................................................   17

     2.06     Computation of Interest and Fees...........................................................   17

     2.07     Making Payments............................................................................   17

     2.08     Funding Sources............................................................................   17

     2.09     Application of Proceeds of Collateral and Payments after an Event of Default...............   17

SECTION III.     TAXES, YIELD PROTECTION AND ILLEGALITY..................................................   18

     3.01     Taxes......................................................................................   18

     3.02     Illegality.................................................................................   20

     3.03     Inability to Determine Offshore Rate.......................................................   20

     3.04     Increased Cost and Reduced Return; Capital Adequacy........................................   20

     3.05     Breakfunding Costs.........................................................................   21

     3.06     Matters Applicable to all Requests for Compensation........................................   21

     3.07     Survival...................................................................................   22

SECTION IV.      CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT............................................   22

     4.01     Conditions of Initial Extension of Credit..................................................   22

     4.02     Conditions to all Requests for Extensions of Credit........................................   24

SECTION V.       REPRESENTATIONS AND WARRANTIES..........................................................   24

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                           PAGE
                                                                                                           ----
     5.01     Existence and Qualification; Power; Compliance with Laws...................................   24

     5.02     Subsidiaries...............................................................................   24

     5.03     Power; Authorization; Enforceable Obligations..............................................   24

     5.04     No Legal Bar...............................................................................   25

     5.05     Financial Statements; No Material Adverse Effect...........................................   25

     5.06     Litigation.................................................................................   25

     5.07     No Default.................................................................................   25

     5.08     Ownership of Property; Liens...............................................................   25

     5.09     Taxes......................................................................................   26

     5.10     Margin Regulations; Investment Company Act; Public Utility Holding Company Act.............   26

     5.11     ERISA Compliance...........................................................................   26

     5.12     Intangible Assets..........................................................................   27

     5.13     Compliance With Laws.......................................................................   27

     5.14     Environmental Compliance...................................................................   27

     5.15     Insurance..................................................................................   27

     5.16     Disclosure.................................................................................   27

     5.17     Matters Relating to Collateral.............................................................   27

SECTION VI.      AFFIRMATIVE COVENANTS...................................................................   28

     6.01     Financial Statements and UCC Search Reports................................................   28

     6.02     Certificates, Notices and Other Information................................................   29

     6.03     Payment of Taxes...........................................................................   29

     6.04     Preservation of Existence..................................................................   30

     6.05     Maintenance of Properties..................................................................   30

     6.06     Maintenance of Insurance...................................................................   30

     6.07     Compliance With Laws.......................................................................   30

     6.08     Inspection Rights..........................................................................   30

     6.09     Keeping of Records and Books of Account....................................................   30

     6.10     Compliance with ERISA......................................................................   30

     6.11     Compliance With Agreements.................................................................   30

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                           PAGE
                                                                                                           ----
     6.12     Use of Proceeds............................................................................   31

SECTION VII.     NEGATIVE COVENANTS......................................................................   31

     7.01     Indebtedness...............................................................................   31

     7.02     Liens and Negative Pledges.................................................................   32

     7.03     Fundamental Changes........................................................................   33

     7.04     Dispositions...............................................................................   34

     7.05     Investments; Acquisitions..................................................................   34

     7.06     ERISA......................................................................................   34

     7.07     Change in Nature of Business...............................................................   35

     7.08     Transactions with Affiliates...............................................................   35

     7.09     Hostile Acquisitions.......................................................................   35

     7.10     Margin Regulations.........................................................................   35

     7.11     Financial Covenants........................................................................   35

     7.12     Change in Auditors.........................................................................   35

SECTION VIII.    EVENTS OF DEFAULT AND REMEDIES..........................................................   36

     8.01     Events of Default..........................................................................   36

     8.02     Remedies Upon Event of Default.............................................................   38

SECTION IX.      MISCELLANEOUS...........................................................................   38

     9.01     Amendments; Consents.......................................................................   38

     9.02     Notices and Other Communications; Facsimile Copies.........................................   39

     9.03     Attorney Costs, Expenses and Taxes.........................................................   40

     9.04     Successors and Assigns; Participations.....................................................   40

     9.05     Set-Off....................................................................................   42

     9.06     No Waiver; Cumulative Remedies.............................................................   42

     9.07     Usury......................................................................................   43

     9.08     Counterparts...............................................................................   43

     9.09     Integration................................................................................   43

     9.10     Nature of Lender's Obligations.............................................................   43

     9.11     Survival of Representations and Warranties.................................................   43

     9.12     Indemnification by Borrower................................................................   44

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                           PAGE
                                                                                                           ----
     9.13     Nonliability of Lender.....................................................................   44

     9.14     No Third Parties Benefited.................................................................   45

     9.15     Severability...............................................................................   45

     9.16     Confidentiality............................................................................   45

     9.17     Further Assurances.........................................................................   46

     9.18     Headings...................................................................................   46

     9.19     Time of the Essence........................................................................   46

     9.20     Governing Law..............................................................................   46

     9.21     Waiver of Right to Trial by Jury...........................................................   47

EXHIBITS

                  FORM OF
A                 Compliance Certificate
B                 Request for Initial Extension of Credit
C                 Request for Extension of Credit
D                 Security Agreement
E                 Opinion of Counsel
F                 Notice of Termination

SCHEDULES

5.02              Subsidiaries
7.01              Existing Indebtedness, Liens and Negative Pledges
9.02              Notice Addresses and Lending Office

                                CREDIT AGREEMENT

         This CREDIT AGREEMENT ("Agreement") is entered into as of December 23, 2002, by and between BROADCOM CORPORATION, a California corporation ("Borrower"), and Bank of America, N.A. ("Lender").

                                     RECITAL

         Borrower has requested that Lender make a term loan, and Lender is willing to do so on the terms and conditions set forth herein.

         Borrower desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Lender a First Priority Lien on certain of its Cash and Cash Equivalents.

         In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   SECTION I.
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition" means the acquisition, by purchase or otherwise, of all or substantially all of the assets, capital stock or other ownership of any Person or any division or line of business of any Person.

         "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Agreement" means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

         "Applicable Amount" means a per annum rate equal to:

         (a)      with respect to Base Rate Loans, 0.00 percent; and

         (b)      with respect to Offshore Rate Loans, 0.75 percent.

         "Applicable Payment Date" means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid or converted in whole or in part and the Maturity Date; and (b) as to any other Obligations, the last Business Day of each calendar quarter and the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Lender.

         "Applicable Time" means California time.

         "Approved Fund" has the meaning set forth in Section 9.04(f).

         "Attorney Costs" means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel and the reasonable and documented allocated cost of internal legal services and all reasonable and documented out of pocket disbursements of internal counsel.

         "Audited Financial Statements" means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2001, and the related consolidated statements of income and cash flows for such fiscal year of Borrower.

         "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Lender as its "prime rate." The "prime rate" is a rate set by Lender based upon various factors including Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Loan which bears interest based on the Base Rate.

         "Borrower" has the meaning set forth in the introductory paragraph hereto.

         "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender's Lending Office is located and, if such day relates to any Offshore Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the offshore Dollar interbank market.

         "Cash" means money, currency or a credit balance in a Deposit Account.

         "Cash Equivalents" means, as of any date, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody's;
(c) (i) commercial paper maturing no more than one year from the date of creation thereof, or (ii) marketable debt securities maturing within eighteen months after such date, and, in each case, either issued by Lender (or an Affiliate of Lender) or having, at the time of the acquisition thereof, a rating of at least BBB from S&P or at least Baa2 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; or (e) shares of any money market mutual fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in subsections
(a), (b) or (c) above, (ii) has net assets of not less than $500,000,000, and
(iii) has the highest rating obtainable from either S&P or Moody's.

         "Change of Control" means, with respect to any Person, an event or series of events by which:

         (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such Person or its subsidiaries, (ii) any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (iii) any Permitted Holder), becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the membership interests of such Person; or

         (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, or (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in subsection (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in subsections
(i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

         "Closing Date" means the date all the conditions precedent in Section
4.01 are satisfied or waived by Lender.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" means, collectively, all of the Cash and Cash Equivalents in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

         "Collateral Documents" means the Security Agreement and all other instruments or documents delivered by Borrower pursuant to this Agreement or any of the other Loan Documents in order to grant to Lender a Lien on the Collateral described therein as security for the Obligations.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit A, properly completed and signed by a Responsible Officer of Borrower.

         "Consolidated Tangible Net Worth" means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, Shareholders' Equity of Borrower and its Subsidiaries on that date minus the Intangible Assets of Borrower and its Subsidiaries on that date.

         "Continuation" and "Continue" mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

         "Conversion" and "Convert" mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

         "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

         "Default" means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

         "Default Rate" means an interest rate equal to the Base Rate plus the Applicable Amount, if any, applicable to Base Rate Loans plus 2% per annum; provided, however, that with respect to an Offshore Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Amount) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

         "Deposit Account" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

         "Disposition" or "Dispose" means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

         "Dollar" and "$" means lawful money of the United States of America.

         "Eligible Assignee" has the meaning set forth in Section 9.04(f).

         "Environmental Laws" means all Laws relating to environmental, health, safety and land use matters applicable to any property.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

         "Event of Default" means any of the events set forth in Section 8.

         "Existing Credit Agreement" means that certain Credit Agreement dated as of December 21, 2001 by and between Bank of America, as lender, and Borrower, as borrower, as amended pursuant to that certain First Amendment to Credit Agreement and Limited Waiver dated as of December 12, 2002.

         "Extension of Credit" means the borrowing, Conversion or Continuation of any Loan (collectively, the "Extensions of Credit").

         "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business

Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day on such transactions as determined by Lender.

         "First Priority Lien" means any Lien purported to be created in any Collateral pursuant to any Collateral Document that (a) has priority over any other Lien on such Collateral, and (b) is the only Lien (other than Liens permitted pursuant to Section 7.02) to which such Collateral is subject.

         "Fund" has the meaning set forth in Section 9.04(f).

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender and Borrower), provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and
(b) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

         "Governmental Authority" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

         "Guaranty Obligation" means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

         "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

         "Indebtedness" means, as to any Person at a particular time, all of the following:

         (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

         (b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments;

         (c)      net obligations under any Swap Contract in an amount equal to
(i) if such Swap Contract has been closed out, the termination value thereof, or
(ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

         (d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

         (e) lease payment obligations under capital leases or Synthetic Lease Obligations; or

         (f) all Guaranty Obligations of such Person in respect of any of the foregoing.

         For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions reasonably acceptable to Lender.

         "Indemnified Liabilities" has the meaning set forth in Section 9.12.

         "Indemnitees" has the meaning set forth in Section 9.12.

         "Intangible Assets" means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

         "Interest Period" means for each Offshore Rate Loan, (a) initially, the period commencing on the date such Offshore Rate Loan is disbursed or Continued or Converted into such Offshore Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (x) the scheduled Maturity Date, or (y) to the extent then available, one, two, or three months thereafter (as selected by Borrower); provided that:

                  (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                  (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii) unless Lender otherwise consents, there may not be more than five Interest Periods for Offshore Rate Loans in effect at any time.

         "Investment" means, as to any Person, any acquisition or any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests in such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

         "IRS" means the United States Internal Revenue Service.

         "Laws" or "Law" means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

         "Lending Office" means the office or offices of Lender described as such on Schedule 9.02, or such other office or offices as Lender may from time to time notify Borrower.

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement (in the nature of compensating balances, Cash collateral accounts or security interests), encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

         "Loan" means any advance made as provided in Section 2 (collectively, the "Loans").

         "Loan Documents" means this Agreement, each Request for Extension of Credit, each Compliance Certificate, each certificate, each fee letter, the Collateral Documents, and each other instrument, document and agreement from time to time delivered in connection with this Agreement.

         "Loan Party" means each of Borrower and any of its Subsidiaries from time to time executing a Loan Document, and "Loan Parties" means all such Persons, collectively.

         "Long Term Cash Equivalents" means, as of any date, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within three years after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three years after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody's; (c) (i) commercial paper maturing no more than three years from the date of creation thereof, or (ii) marketable debt securities maturing within three years after such date, and, in each case, either issued by a Lender (or an Affiliate of a Lender) or having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within three years after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that
(i) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; or (e) shares of any money market mutual fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in subsections (a), (b) or (c) above,
(ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody's.

         "Material Adverse Effect" means any set of circumstances or events which (a) has a material adverse effect upon the validity or enforceability of any Loan Document and (b) is material and adverse to the condition (financial or otherwise), business, assets, operations or prospects of Borrower and its Subsidiaries, taken as a whole, and which materially impairs the ability of Borrower to perform the Obligations.

         "Material Subsidiaries" means one or more Subsidiaries having, alone or in the aggregate, (a) 5% or more of the gross revenue of Borrower and its Subsidiaries on a consolidated basis, or (b) 5% or more of the fair market value of the assets of Borrower and its Subsidiaries on a consolidated basis.

         "Maturity Date" means December 23, 2003.

         "Minimum Amount" means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

                                                                                     MINIMUM             MULTIPLES IN
                         TYPE OF ACTION                                               AMOUNT            EXCESS THEREOF
----------------------------------------------------------------------------------------------------------------------
Prepayment of, or Conversion into, Base Rate Loans                                  $1,000,000            $  500,000

Prepayment or Continuation of, or Conversion into, Offshore Rate Loans              $1,000,000            $  500,000

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

         "Negative Pledge" means a Contractual Obligation that restricts Liens on property.

         "Net Securities Proceeds" means the Cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including legal fees and expenses) from the issuance of Indebtedness (as defined in subsections (a), (e) and (f) of the definition thereof) by Borrower or any of its Subsidiaries.

         "Non-US Lender" has the meaning set forth in Section 3.01(f).

         "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against Borrower or any Subsidiary or Affiliate of Borrower.

         "Offshore Base Rate" has the meaning set forth in the definition of Offshore Rate.

         "Offshore Rate" means for any Interest Period with respect to any Offshore Rate Loan, a rate per annum determined by Lender pursuant to the following formula:

                                       Offshore Base Rate
            Offshore Rate  =  ------------------------------------
                              1.00 - Eurodollar Reserve Percentage

                  Where,

         "Offshore Base Rate" means, for such Interest Period:

         (a) the rate per annum equal to the rate determined by Lender to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

         (b)      in the event the rate referenced in the preceding subsection
(a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

         (c)      in the event the rates referenced in the preceding subsections
(a) and (b) are not available, the rate per annum determined by Lender as the rate of interest at which Dollar deposits for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, Converted or Continued and with a term equivalent to such Interest Period would be offered by Lender's London Branch to major banks in the offshore Dollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

         "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         The determination of the Eurodollar Reserve Percentage and the Offshore Base Rate by Lender shall be prima facie evidence absent demonstrable error.

         "Offshore Rate Loan" means a Loan bearing interest based on the Offshore Rate.

         "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or joint venture agreement and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

         "Outstanding Obligations" means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, the aggregate outstanding principal amount of all Loans.

         "Participant" has the meaning set forth in Section 9.04(a).

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

         "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

         "Permitted Holder" means (a) any current member of Borrower's Board of Directors, (b) any current officer of Borrower, (c) any intervivos trust or public or private foundation founded by any of the individuals set forth in subsections (a) or (b), (d) any estate succeeding to the interests of any of the individuals set forth in subsections (a) or (b), (e) any heirs, legatees or devisees of any of the individuals set forth in subsections (a) or (b), and any beneficiaries of any intervivos trust set forth in subsection (c), and (f) any Affiliates of any of the foregoing.

         "Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

         "Plan" means any employee benefit plan maintained or contributed to by Borrower or by any trade or business (whether or not incorporated) under common control with Borrower as defined in Section 4001(b) of ERISA and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

         "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in
Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

         "Request for Initial Extension of Credit" means, unless otherwise specified herein, a written request substantially in the form of Exhibit B, duly completed and signed by a Responsible Officer of Borrower.

         "Request for Extension of Credit" means, unless otherwise specified herein, a written request substantially in the form of Exhibit C, duly completed and signed by a Responsible Officer of Borrower.

         "Requisite Time" means, with respect to any of the actions listed below, the time and date set forth below opposite such action (all times are in Pacific time):

                                               APPLICABLE
            TYPE OF ACTION                        TIME                     DATE OF ACTION
----------------------------------------------------------------------------------------------------------
Delivery of Request for Extension of
Credit for, or notice for:
[] Prepayment of a Base Rate Loan              10:00 a.m.       Same Business Day as such prepayment
[] Conversion into a Base Rate Loan            10:00 a.m.       3 Business Days prior to such Conversion
[] Prepayment or Continuation of, or           11:00 a.m.       3 Business Days prior to such

                                               APPLICABLE
            TYPE OF ACTION                        TIME               DATE OF ACTION
----------------------------------------------------------------------------------------------------------
   Conversion into, an Offshore Rate                            prepayment, Continuation or
   Loan                                                         Conversion
[] Payments and prepayment of a Base Rate      12:00 p.m.       On date payment is due
   Loan to Borrower or Lender

         "Responsible Officer" means the president, chief financial officer, treasurer, assistant treasurer or controller of Borrower. Any document or certificate hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

         "Security Agreement" means the Security Agreement executed and delivered by Borrower on the Closing Date, substantially in the form of Exhibit D, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

         "Shareholders' Equity" means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

         "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

         "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the

International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender).

         "Synthetic Lease Obligations" means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

         "Threshold Amount" means $50,000,000.

         "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case of a Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, in the case of a Person other than a natural Person, would have been known by an officer of such Person).

         "type" of Loan means (a) a Base Rate Loan, and (b) an Offshore Rate
Loan.

         "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

         "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         1.02     Use of Certain Terms.

         (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

         (b) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

         (c) The words "herein" and "hereunder" and words of similar import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof. The term "including" is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

         (d) The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive.

         1.03 ACCOUNTING TERMS. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

         1.04 ROUNDING. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

         1.05 EXHIBITS AND SCHEDULES. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

         1.06 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

                                  SECTION II.
                       THE LOANS AND EXTENSIONS OF CREDIT

         2.01     The Commitment.

         (a) Subject to the terms and conditions set forth in this Agreement, Lender agrees to make Loans on the Closing Date in an aggregate amount equal to $90,000,000. Borrower may make only one borrowing hereunder. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Subject to the foregoing and the other terms and conditions hereof, Borrower may Convert, Continue and prepay Loans as set forth herein without premium or penalty.

         (b) Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Upon the request of Lender, the Loans may be evidenced by one or more notes, instead of or in addition to loan accounts. Lender may attach schedules to its note(s) and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Such notes, loan accounts and records shall be prima facie evidence absent demonstrable error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

         2.02     Conversions and Continuations of Loans.

         (a) Borrower may irrevocably request a Conversion or Continuation of Loans on any Business Day in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor to Lender not later than the Requisite Time therefor. All Conversions and Continuations of Loans shall constitute Base Rate Loans unless properly and timely otherwise designated in a Request for Extension of Credit therefor as set forth in the first sentence of this subsection (a).

         (b) Lender shall promptly notify Borrower of the interest rate applicable to any Offshore Rate Loan upon determination of same (or upon Borrower's request with respect to Offshore Rate Loans which Borrower is considering). Lender shall from time to time notify Borrower of any change in its prime rate used in determining the Base Rate promptly following the public announcement of such change. Upon satisfaction of the applicable conditions set forth in Section 4, all funds shall be credited in immediately available funds to Borrower.

         (c) Except as otherwise provided herein, an Offshore Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Offshore Rate Loan. During the existence of a Default or Event of Default, no Loans may be Converted into or Continued as Offshore Rate Loans.

         2.03 Prepayments. Upon notice to Lender not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans in part in the Minimum Amount therefor or in full without premium or penalty. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.05.

         2.04     Principal and Interest.

         (a) Except as otherwise provided hereunder, if not sooner paid, Borrower agrees to pay the outstanding principal amount of each Loan on the Maturity Date.

         (b) Subject to subsection (c) below, and unless otherwise specified herein, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to the interest rate determined in accordance with the definition of such type of Loan, plus, to the extent applicable in each case, the Applicable Amount for such type of Loan.

         (c) If any amount payable by Borrower under any Loan Document is not paid when due (after taking into account any applicable grace, notice and cure periods), it shall thereafter bear interest (after as well as before entry of judgment thereon to the extent permitted by law) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be payable upon demand.

         2.05     Fees.

         ARRANGEMENT FEE. On the Closing Date, Borrower shall pay to Lender an upfront fee in an amount equal to $100,000. Such upfront fee is for the credit facility committed by Lender under this Agreement and is fully earned on the date paid.

         2.06 COMPUTATION OF INTEREST AND FEES. Computation of interest on Base Rate Loans when the Base Rate is determined by Lender's "prime rate" shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed which results in a higher yield to Lender than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

         2.07     MAKING PAYMENTS.

         (a) Except as otherwise provided herein, all payments by Borrower shall be made to Lender at its Lending Office, and all payments by Lender shall be made to Lender in the deposit account from time to time designated by Borrower to Lender, in each case not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

         (b) Subject to the definition of "Interest Period", if any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

         2.08 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         2.09 APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER AN EVENT OF DEFAULT. Upon the occurrence and during the continuation of an Event of Default, if requested by Lender (a) all payments received on account of the Obligations, whether from Borrower or otherwise, shall be applied by Lender against the Obligations and (b) all proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the

Collateral under any Collateral Document shall be applied by Lender against the applicable Secured Obligations (as defined in such Collateral Document), in each case in the following order of priority:

         (i) to the payment of all documented out of pocket costs and expenses of such sale, collection or other realization, all other documented out of pocket expenses, liabilities and advances made or incurred by Lender in connection therewith, and all amounts for which Lender is entitled to compensation, reimbursement and indemnification under any Loan Document and all advances made by Lender thereunder for the account of the applicable Loan Party, and to the payment of all documented out of pocket costs and expenses paid or incurred by Lender in connection with the Loan Documents, all in accordance with Sections 9.03 and 9.12 and the other terms of this Agreement and the Loan Documents;

         (ii) thereafter, to the payment of all other Obligations for the benefit of Lender and any assignee or participant of Lender, as applicable; and

         (iii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided, however, that a reasonable portion of such proceeds may, with respect to fees, expenses and other obligations not yet payable, in the reasonable discretion of Lender, be held by Lender as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Lender against the applicable Secured Obligations.

                                  SECTION III.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01     TAXES.

         (a) Any and all payments by Borrower to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made,
(ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, Borrower agrees to pay any and all stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

         (c) If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Lender, Borrower shall also pay to Lender, at the time interest is paid, such additional amount that Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) Lender would have received if such Taxes or Other Taxes had not been imposed.

         (d) Borrower agrees to indemnify Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Lender, amounts payable under Section 3.01(c) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment under this subsection (d) shall be made within 30 Business Days after the date Lender makes a demand therefor.

         (e) Lender is a national banking association organized under the laws of the United States of America and is a United States person as defined under Section 7701(a)(30) of the Code.

         (f)      If any lender becoming party to this Agreement pursuant to
Section 9.04 is organized under the laws of any jurisdiction other than the United States of America or any state or other political subdivision thereof (for purposes of this Section 3.01(f), a "Non-US Lender"), such Non-US Lender shall deliver to Borrower, on or prior to the Closing Date, and at such other times as may be necessary in the determination of Borrower (in the reasonable exercise of its discretion), two original copies of IRS Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Non-US Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a form W-8BEN.

         Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Non-US Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Non-US Lender shall promptly (i) deliver to Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Non-US Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Non-US Lender is not subject to United States withholding tax with respect to payments to such Non-US Lender under the Loan Documents, or (ii) notify Borrower of its inability to deliver any such forms, certificates or other evidence.

         Borrower shall not be required to pay any additional amount to any Non-US Lender under this Section 3.01 if such Non-US Lender shall have failed to satisfy the requirements of this subsection (f); provided that if such Non-US Lender shall have satisfied the requirements of this subsection (f) on the date such Non-US Lender became a lender under this Agreement, nothing in this subsection (f) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Non-US Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Non-US Lender is not subject to withholding as described in this subsection (f).

         3.02 ILLEGALITY. If Lender determines that any Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by Lender to Borrower, any obligation of Lender to make Offshore Rate Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Lender, prepay or Convert all Offshore Rate Loans, either on the last day of the Interest Period thereof, if Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Offshore Rate Loans. Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be materially disadvantageous to Lender.

         3.03 INABILITY TO DETERMINE OFFSHORE RATE. If, in connection with any Request for Extension of Credit involving any Offshore Rate Loan, Lender determines that (a) Dollar deposits are not being offered to banks in the applicable offshore dollar market for the applicable amount and Interest Period of the requested Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Offshore Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lender of funding such Offshore Rate Loan, Lender shall promptly notify Borrower. Thereafter, the obligation of Lender to make or maintain such Offshore Rate Loan shall be suspended until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for an Offshore Rate Loan or, failing that, be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

         3.04     INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

         (a) If Lender determines that any Law or change therein or in the interpretation or administration thereof, in each case that becomes effective after the date hereof:

                  (i) subjects Lender to any Tax, duty, or other charge with respect to any Offshore Rate Loans or its obligation to make Offshore Rate Loans, or changes the basis on which taxes are imposed on any amounts payable to Lender under this Agreement in respect of any Offshore Rate Loans;

                  (ii) shall impose or modify any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Offshore Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender; or

                  (iii) shall impose on Lender or on the offshore interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to Lender of making, Converting into, Continuing, or maintaining any Offshore Rate Loans or to reduce any sum received or receivable by Lender under this Agreement with respect to any Offshore Rate Loans, then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such increased cost or reduction.

         (b) If Lender determines that any change in or the interpretation of any Laws have the effect of reducing the rate of return on the capital of Lender or compliance by Lender (or its Lending Office) or any corporation controlling Lender as a consequence of Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and Lender's desired return on capital), then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction.

         3.05 BREAKFUNDING COSTS. Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

         (a) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

         (b) any failure by Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

         3.06 MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION. A certificate of Lender claiming compensation under this Section 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be prima facie evidence of the amount thereof absent demonstrable error. In determining such amount, Lender may use any reasonable averaging and attribution methods. For purposes of this Section 3, Lender shall be deemed to have funded each Offshore Rate Loan at the Offshore Base Rate used in determining the Offshore Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market, whether or not such Offshore Rate Loan was in fact so funded. Lender agrees that it will use reasonable efforts to make, fund or maintain Offshore Rate Loans through another lending office of Lender if (a) as a result thereof the additional amounts that would otherwise be required to be paid to Lender pursuant to Sections 3.01 and 3.04 would be materially reduced, and (b) as determined by Lender in its sole discretion, such action would not otherwise be disadvantageous to Lender.

         3.07 SURVIVAL. All of Borrower's obligations under this Section 3 shall survive payment in full of all Obligations.

                                  SECTION IV.
                  CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

         4.01 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Lender to make the initial Extension of Credit hereunder is subject to satisfaction of the following conditions precedent:

         (a) Except as otherwise specified by Lender, Lender's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated on, or in the case of third-party certificates, recently before the Closing Date and each in form and substance satisfactory to Lender and its legal counsel:

                  (i) executed counterparts of this Agreement, sufficient in number for distribution to Lender and Borrower;

                  (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as Lender may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer thereof;

                  (iii) such evidence as Lender may reasonably require to verify that Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of Borrower's Organization Documents, certificates of good standing and/or qualification to engage in business, tax status certificates, and the like;

                  (iv) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.01(e) and (f) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2001 which has a Material Adverse Effect;

                  (v) an opinion of counsel to Borrower substantially in the form of Exhibit E; and

                  (vi) such other assurances, certificates, documents, consents or opinions as Lender reasonably may require.

         (b) Borrower shall have terminated any commitments to lend or make other extensions of credit under the Existing Credit Agreement, and directed that the proceeds of the initial Extension of Credit hereunder shall be applied to repay in full all Indebtedness outstanding under the Existing Credit Agreement pursuant to a notice of termination substantially in the form of Exhibit F.

         (c) Lender shall have received evidence satisfactory to it that Borrower shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clause (ii) below) that may be necessary or, in the opinion of Lender, desirable in order to create in favor of Lender a valid and (upon such filing and recording) perfected First Priority Lien in the entire Collateral. Such actions shall include the following:

                  (i) Delivery to Lender of (a) the results of a recent search, by a Person satisfactory to Lender, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

                  (ii) Delivery to Lender of UCC financing statements duly executed by Borrower with respect to all Collateral of Borrower, for filing in all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

                  (iii) Evidence of the deposit of Cash and Cash Equivalents in an aggregate amount of $90,000,000 in an account or accounts maintained by Borrower with Lender or an Affiliate of Lender and the completion of all other actions necessary to perfect Liens in respect of such Cash and Cash Equivalents pursuant to the Collateral Documents.

         (d) Any fees required to be paid on or before the Closing Date shall have been paid.

         (e) The representations and warranties made by Borrower herein, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct on and as of the Closing Date.

         (f) Borrower shall be in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing.

         (g) Borrower shall have paid all Attorney Costs of Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Lender).

         (h) Lender shall have received a Request for Initial Extension of Credit on or prior to the Closing Date.

         4.02 CONDITIONS TO ALL REQUESTS FOR EXTENSIONS OF CREDIT. In addition to any applicable conditions precedent set forth elsewhere in this
Section 4 or in Section 2, the obligation of Lender to honor any Request for Extension of Credit is subject to the following conditions precedent:

         (a) no Default or Event of Default exists, or would result from such proposed Extension of Credit.

         (b) Lender shall have timely received a Request for Extension of Credit by the Requisite Time therefor.

         (c) Lender shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Lender reasonably may require.

         Each Request for Extension of Credit by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) have been satisfied on and as of the date of such Extension of Credit.

                                   SECTION V.
                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to Lender that:

         5.01 EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS. Borrower is a corporation duly organized or formed, validly existing and in good standing under the Laws of the state of its incorporation or organization, has the power and authority and the legal right to own and operate its properties, to lease the properties it operates and to conduct its business, is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and is in compliance with all Laws except to the extent that lack of qualification or noncompliance does not have a Material Adverse Effect.

         5.02 SUBSIDIARIES. All of the Subsidiaries of Borrower as of the Closing Date and their jurisdictions of organization are listed on Schedule 5.02 and Schedule 5.02 correctly sets forth, as of the Closing Date, the ownership interest of Borrower and each of its Subsidiaries in each of the Subsidiaries of Borrower identified therein.

         5.03 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Borrower has the power and authority and the legal right to make, deliver and perform each Loan Document, and Borrower has power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority or any other person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents. The Loan Documents have been duly executed and delivered by Borrower, and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, subject to the effect of Debtor Relief Laws, the effect of equitable principles (whether applied in an action at law or a suit in equity), and the other exceptions and qualifications set forth in the legal opinion furnished to Lender pursuant to Section 4.01(a)(v).

         5.04 NO LEGAL BAR. The execution, delivery, and performance by Borrower of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) any Organization Documents of Borrower or any of its Subsidiaries, (ii) any applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any Contractual Obligation of Borrower or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (b) constitute a default under any such agreement or instrument, or (c) except as contemplated hereby, result in, or require, the creation or imposition of any Lien on any of the properties of Borrower or any of its Subsidiaries.

         5.05     FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

         (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

         (b) Since December 31, 2001, there has been no event or circumstance which has a Material Adverse Effect.

         5.06 LITIGATION. Except as disclosed in Borrower's filings with the Securities and Exchange Commission on or prior to December 31, 2001, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the knowledge of Borrower after due and diligent investigation, threatened by or against Borrower or any of its Subsidiaries or against any of their properties or revenues which is reasonably likely to have a Material Adverse Effect.

         5.07 NO DEFAULT. Neither Borrower nor any its Subsidiaries are in default under or with respect to any Contractual Obligation which has a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, or the making of the Extensions of Credit hereunder.

         5.08 OWNERSHIP OF PROPERTY; LIENS. Borrower and its Subsidiaries have valid fee or leasehold interests in all real property which they use in their respective businesses, and

Borrower and its Subsidiaries have good and marketable title to all their other property, and none of such property is subject to any Lien, except as permitted in Section 7.02.

         5.09 TAXES. Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions shown to be due on said returns, or pursuant to any assessment received by Borrower or its respective Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, and (b) immaterial taxes; provided, however, that in each case no material item or portion of property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

         5.10 MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT.

         (a) Borrower is not engaged, and will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Extensions of Credit hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of such Board of Governors.

         (b) Neither Borrower nor any of its Subsidiaries (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

         5.11     ERISA COMPLIANCE.

         (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

         (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that has a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has a Material Adverse Effect.

         (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to
Section 4069 or 4212(c) of ERISA.

         5.12 INTANGIBLE ASSETS. Borrower and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated except where failure to own or possess the same has a Material Adverse Effect, and none of such items, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict has a Material Adverse Effect.

         5.13 COMPLIANCE WITH LAWS. Borrower and its Subsidiaries are in compliance with all Laws and applicable orders of any Governmental Authority that are applicable to it, noncompliance with which has a Material Adverse Effect.

         5.14 ENVIRONMENTAL COMPLIANCE. Existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on the respective businesses, operations and properties of Borrower and its Subsidiaries do not, individually or in the aggregate, have a Material Adverse Effect.

         5.15 INSURANCE. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as Borrower has determined in good faith to be necessary.

         5.16 DISCLOSURE. No statement, information, report, representation, or warranty made by Borrower in any Loan Document or furnished to Lender in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading, and Borrower has disclosed to Lender all facts and circumstances which can reasonably be expected to have a Material Adverse Effect.

         5.17     MATTERS RELATING TO COLLATERAL.

         (a) The execution and delivery of the Collateral Documents by Borrower, together with (i) the actions taken on or prior to the date hereof pursuant to Sections 4.01(c) and (ii) the delivery to Lender of any Collateral not delivered to Lender at the time of execution and delivery of the applicable Collateral Document (all of which Collateral has been so delivered) are effective to create in favor of Lender, as security for the Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority

Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority Lien status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Lender for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Lender.

         (b) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by Borrower of the Liens purported to be created in favor of Lender pursuant to any of the Collateral Documents or (ii) the exercise by Lender of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 5.17(a) and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

         (c) Except such as may have been filed in favor of Lender as contemplated by Section 5.17(a) no effective UCC financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

         (d) The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

         (e) All information supplied to Lender by or on behalf of Borrower or any other Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

                                   SECTION VI.
                              AFFIRMATIVE COVENANTS

         So long as any Obligation remains unpaid or unperformed, Borrower shall, and shall (except in the case of Borrower's reporting covenants), cause each Subsidiary to:

         6.01 FINANCIAL STATEMENTS AND UCC SEARCH REPORTS. Deliver to Lender in form and detail satisfactory to Lender:

         (a) as soon as available, but in any event within 100 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by an opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Lender, which opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to Lender; and

         (b) as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

         (c) As to any information contained in materials furnished pursuant to Section 6.02(b), Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in Section 6.01(a) and (b) at the times specified therein.

         6.02 CERTIFICATES, NOTICES AND OTHER INFORMATION. Deliver to Lender in form and detail satisfactory to Lender:

         (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

         (b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual and quarterly reports which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Lender pursuant hereto;

         (c) promptly after the occurrence thereof becomes known or should have become known to a Responsible Officer or the general counsel of Borrower, notice of any Default or Event of Default;

         (d) promptly after the occurrence thereof becomes known to a Responsible Officer or the general counsel of Borrower, notice of any Material Adverse Effect; and

         (e) promptly, such other data and information as from time to time may be reasonably requested by Lender.

         Each notice under Section 6.02 (c) or (d) pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.

         6.03 PAYMENT OF TAXES. Pay and discharge when due all taxes, assessments, and governmental charges, Liens or levies imposed on Borrower or its Subsidiaries or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy permitted under Section 7.02(c) or excepted from Section 5.09; provided, however, in the case of a charge or claim which has or may become a Lien against any of the Collateral, no such obligation or liability need be paid or discharged so long as (i) it is being contested in good faith by appropriate proceedings diligently conducted, (ii) adequate reserves in accordance with GAAP are being maintained by Borrower, and (iii) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

         6.04 PRESERVATION OF EXISTENCE. Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except where failure to do so does not have a Material Adverse Effect.

         6.05 MAINTENANCE OF PROPERTIES. Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its properties, except where failure to do so does not have a Material Adverse Effect.

         6.06 MAINTENANCE OF INSURANCE. Maintain liability and casualty insurance with financially sound and reputable insurance companies in such amounts with such deductibles and against such risks as Borrower has determined in good faith to be necessary.

         6.07     COMPLIANCE WITH LAWS.

         (a) Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which has a Material Adverse Effect.

         (b) Conduct its operations and keep and maintain its property in compliance with all Environmental Laws, noncompliance with which has a Material Adverse Effect.

         6.08 INSPECTION RIGHTS. At any time during regular business hours and as often as reasonably requested, upon reasonable prior notice, permit Lender, or any employee, agent or representative thereof upon execution of Borrower's standard confidentiality agreement for visitors and contractors and at Lender's sole cost and expense, to examine, audit and make copies and abstracts from Borrower's records and books of account and to visit and inspect its properties and to discuss its affairs, finances and accounts with any of its officers and key employees for the sole purpose of determining compliance with and monitoring the Loans, and, upon request, furnish promptly to Lender true copies of all financial information and internal management reports made available to its senior management.

         6.09 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or the applicable Subsidiary.

         6.10 COMPLIANCE WITH ERISA. Cause, and cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

         6.11 COMPLIANCE WITH AGREEMENTS. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual

Obligations (a) the performance of which would cause a Default or Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith does not have a Material Adverse Effect.

         6.12 USE OF PROCEEDS. Use the proceeds of Extensions of Credit for lawful general corporate purposes not otherwise in contravention of this Agreement, including Acquisitions to the extent permitted hereunder and the repayment of Indebtedness outstanding under the Existing Credit Agreement.

                                  SECTION VII.
                               NEGATIVE COVENANTS

         So long as any Obligations remain unpaid or unperformed, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly do any of the following without the written consent of Lender:

         7.01 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

         (a)      Indebtedness under the Loan Documents;

         (b)      Indebtedness outstanding on the date hereof and listed on
Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder;

         (c) intercompany Guaranty Obligations of Borrower or any Subsidiaries guarantying Indebtedness otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary;

         (d) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

         (e) trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 90 days;

         (f)      deferred taxes;

         (g) Indebtedness of Borrower to any of its Subsidiaries and of any Subsidiary to Borrower or any other Subsidiary;

         (h) Indebtedness that is (i) convertible into the capital stock of Borrower, (ii) subordinated in right of payment to the Obligations and (iii) due after the Maturity Date;

         (i) Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time;

         (j) Indebtedness secured by Liens permitted pursuant to Section 7.02(i) and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder;

         (k) Indebtedness of any Person assumed by Borrower or any of its Subsidiaries, or Indebtedness of any Person that becomes a Subsidiary of Borrower, in each case as a result of any Acquisition of such Person permitted under Section 7.05 and any refinancings, refundings, renewals or extensions of such Indebtedness, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder; provided further that such Indebtedness is not incurred in connection with any such Acquisition or in anticipation thereof; and

         (l) Indebtedness in the form of contingent obligations in respect of letters of credit in an aggregate principal amount not to exceed $5,000,000 at any time.

         7.02 LIENS AND NEGATIVE PLEDGES. Incur, assume or suffer to exist, any Lien or Negative Pledge upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

         (a)      Liens pursuant to any Loan Document;

         (b) Liens and Negative Pledges existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased, and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.01(b);

         (c) Liens for taxes or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

         (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person; and in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

         (e) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation or statutory obligations in the ordinary course of business, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

         (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

         (h) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise a Default hereunder) in the ordinary course of business that are currently being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture or the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles);

         (i) Liens on any asset existing at the time of acquisition of such asset by Borrower or a Subsidiary, or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Borrower or a Subsidiary; provided that the Lien shall apply only to the asset so acquired;

         (j) Liens securing Indebtedness permitted under Section 7.01(k); provided that such Liens apply only to the assets acquired in connection with the permitted Acquisition or the assets of the Person that becomes a Subsidiary of Borrower as a result of the permitted Acquisition;

         (k) Liens on property, assets or revenues other than inventory and receivables securing Indebtedness permitted under Section 7.01 in an aggregate principal amount not to exceed $25,000,000 at any time; and

         (l) replacements, extensions and renewals of Liens permitted under subsections (i) and (j) of this Section 7.02.

         7.03 FUNDAMENTAL CHANGES. Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except, that so long as no Default or Event of Default exists or would result therefrom:

         (a) Borrower may merge with any Person, so long as Borrower is the continuing or surviving Person;

         (b) any Subsidiary may merge with (i) Borrower provided that Borrower shall be the continuing or surviving corporation, (ii) any other Subsidiary, and (iii) any other Person, so long as such other Person will, as a result of making such merger and all other contemporaneous related transactions, become a Subsidiary; provided that when any wholly-owned Subsidiary is merging into another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

         (c) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or to another Subsidiary; provided that when any wholly-owned Subsidiary is selling all or substantially all of its assets to another Subsidiary, the Subsidiary acquiring such assets shall be a wholly-owned Subsidiary; and

         (d) any Subsidiary which is not a Material Subsidiary may liquidate, wind-up or dissolve itself or suffer any liquidation or dissolution.

         7.04 DISPOSITIONS. Make any Disposition of all or substantially all of the property of Borrower and its Subsidiaries.

         7.05 INVESTMENTS; ACQUISITIONS. If a Default or an Event of Default has occurred and is continuing or would occur as a result thereof, make any Investment or Acquisition except:

         (a) Investments existing on the date hereof and disclosed to Lender in writing on or prior to the date hereof;

         (b)      Cash and Cash Equivalents;

         (c) loans and advances to officers, directors and employees of Borrower and Subsidiaries;

         (d)      Investments of any Subsidiary in Borrower or another
Subsidiary;

         (e)      Investments of Borrower in its Subsidiaries;

         (f) extensions of credit to customers or suppliers of Borrower and Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

         (g)      Guaranty Obligations permitted by Section 7.01;

         (h)      Investments permitted by Section 7.03;

         (i) Acquisitions, provided that (i) the total purchase price is paid solely in shares of the capital stock of Borrower and (ii) Borrower shall have delivered a Compliance Certificate to Lender demonstrating that, after giving effect to such proposed Acquisition, Borrower shall be in compliance with the requirements of Section 7.11;

         (j)      Long Term Cash Equivalents; and

         (k) additional Investments and Acquisitions not exceeding $250,000,000 in the aggregate.

         7.06 ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Pension Plan to (a) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), which, with respect to each event listed above, has a Material Adverse Effect.

         7.07 CHANGE IN NATURE OF BUSINESS. Make any change in the nature of the business of Borrower as conducted and as proposed to be conducted as of the date hereof.

         7.08 TRANSACTIONS WITH AFFILIATES. Enter into any transaction or series of transactions of any kind with any Affiliate of Borrower which, individually or in the aggregate, would exceed the Threshold Amount, other than
(i) arm's-length transactions with Affiliates that are otherwise permitted hereunder and (ii) transactions with any Person who is an Affiliate of Borrower solely as a result of Borrower or any Subsidiary having an investment in such Person.

         7.09 HOSTILE ACQUISITIONS. Use the proceeds of any Loan in connection with the acquisition of a voting interest of 5% or more in any Person if such acquisition is opposed by the board of directors or management of such Person.

         7.10 MARGIN REGULATIONS. Borrower shall not use the proceeds of any Extensions of Credit hereunder for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System.

         7.11     FINANCIAL COVENANTS.

         (A) CONSOLIDATED TANGIBLE NET WORTH. Permit Consolidated Tangible Net Worth as of the end of any fiscal quarter of Borrower to be less than (i) the sum of (A) 60% of Consolidated Tangible Net Worth as of September 30, 2002, plus (B) an amount (to be calculated on a quarterly basis) equal to 100% of the aggregate increases in Shareholders' Equity of Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of capital stock of Borrower (including upon any conversion of debt securities of Borrower into such capital stock, but excluding any increases in Shareholders' Equity of Borrower and its Subsidiaries resulting from the issuance of capital stock of Borrower pursuant to performance-based earnouts in connection with Acquisitions), minus
(ii) the sum of the following for such fiscal quarter: (A) 100% minus Borrower's effective tax rate (expressed as a percentage) times the amount of in-process R&D write-offs associated with Acquisitions and taken within 90 days of the consummation thereof and (B) non-cash reductions in deferred tax assets that result from non-cash impairment charges.

         (B) UNENCUMBERED CASH. Permit the amount of unencumbered Cash, Cash Equivalents and Long Term Cash Equivalents maintained by Borrower and its Subsidiaries to be less than $200,000,000 at any time.

         7.12 CHANGE IN AUDITORS. Change the certified public accountants auditing the books of Borrower except to another certified public accountant of nationally recognized standing reasonably acceptable to Lender.

                                 SECTION VIII.
                         EVENTS OF DEFAULT AND REMEDIES

         8.01 EVENTS OF DEFAULT. Any one or more of the following events shall constitute an Event of Default:

         (a) Borrower fails to pay any principal on any Outstanding Obligation (other than fees) within two days after the date when due; or

         (b) Borrower fails to pay any interest on any Outstanding Obligations, any fees due hereunder, or any other fees or amount payable to Lender under any Loan Document, in each case within five days after Lender notifies Borrower that such interest, fees or other amounts are due; or

         (c) Any default occurs in the observance or performance of any agreement contained in Section 6.02(d), 6.04, 7.03, 7.09, 7.10 or 7.11; or

         (d) Any default occurs in the observance or performance of any agreement contained in Section 6.01, 6.02(a), 6.02(b), 6.02(c), 6.02(e), 6.08,
7.01, 7.02, 7.04-7.08, or 7.12 and such default continues for three days after Lender notifies Borrower;

         (e) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after Lender notifies Borrower; or

         (f) Any representation or warranty in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by Borrower pursuant to or in connection with any Loan Document proves to have been incorrect in any material respect when made or deemed made; or

         (g) (i) Borrower or one or more of its Subsidiaries which, alone or together, constitute Material Subsidiaries, (x) defaults beyond applicable cure, grace and notice periods in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount in excess of the Threshold Amount or (y) defaults beyond applicable cure, grace and notice periods in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, Indebtedness having an aggregate principal amount in excess of the Threshold Amount to be demanded or become due (automatically or otherwise) prior to its stated maturity, or any Guaranty Obligation in such amount to become payable or Cash collateral in respect thereof to be demanded, or Borrower or any of its Subsidiaries is unable or admits in writing its inability to pay its debts as they mature, and such default continues for three days after Lender notifies Borrower; or (ii) the occurrence under any Swap Contract of an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) the occurrence of any Termination Event under such Swap Contract (as defined therein) as to which Borrower or any Subsidiary is an Affected Party (as so defined) as a result of which, in either event, the Swap Termination Value owed by Borrower or such Subsidiary is greater than the Threshold Amount and such Early Termination Date shall not have been rescinded within three days after Lender notifies Borrower; or

         (h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or Lender shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by any Collateral Document, for any reason other than the failure of Lender to take any action within its control; or

         (i) (i) A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of the Threshold Amount, or any non-monetary final judgment is entered against Borrower or any of its Subsidiaries which has a Material Adverse Effect and, in each case, if such judgment remains unsatisfied without procurement of a stay of execution within
(A) 45 calendar days after the date of entry of judgment or, (B) if earlier, five days prior to the date of any proposed sale, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 calendar days after its issue or levy; or

         (j) Borrower or one or more of its Subsidiaries which, alone or together, constitute Material Subsidiaries, institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

         (k) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds the Threshold Amount; or (iii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

         (l)      There occurs any Change of Control of Borrower.

         8.02 REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of Lender provided for elsewhere in this Agreement, the Loan Documents, or by applicable Law, or in equity, or otherwise:

         (a) Upon the occurrence and during the continuance of any Event of Default other than an Event of Default described in Section 8.01(j), Lender may declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or notice of any kind, all of which are expressly waived by Borrower.

         (b)      Upon the occurrence of any Event of Default described in
Section 8.01(j), all obligations of Lender under the Loan Documents shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, and the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or notice of any kind, all of which are expressly waived by Borrower.

         (c) Upon the occurrence and during the continuance of any Event of Default, Lender, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed to protect, exercise and enforce its rights and remedies under the Loan Documents against Borrower and such other rights and remedies as are provided by Law or equity.

         (d) The order and manner in which Lender's rights and remedies are to be exercised shall be determined by Lender in its sole and absolute discretion. Regardless of how Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including Attorney Costs) incurred by Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Lender under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Lender hereunder or thereunder or at Law or in equity.

                                   SECTION IX.
                                  MISCELLANEOUS

         9.01 AMENDMENTS; CONSENTS. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower therefrom shall be effective unless in writing signed by Lender and Borrower and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         9.02     NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

         (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection
(c) below) electronic mail address specified for notices to the applicable party on Schedule 9.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 9.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, one Business Day after the day on which signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Lender pursuant to Section 2 shall not be effective until actually received by Lender which shall be conclusively determined to have occurred upon telephonic confirmation with a representative of Lender at GPO - Credit Services 6910, Mail Code: CA4-706-05-11, 1850 Gateway Blvd, Concord, California 94520, (925) 675-8768. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

         (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and Lender. Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

         (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose. No other legally-binding and/or time-sensitive communication or Request for Extension of Credit may be sent by electronic mail, facsimile or telephone without the consent of the intended recipient in each instance; provided, however, that notwithstanding the foregoing, Borrower may deliver Requests for Extension of Credit to Lender by telephone and facsimile by the required time provided that any such telephonic notice shall be promptly confirmed in writing by delivery by facsimile of a Request for Extension of Credit to Lender on or before the proposed date of Conversion or Continuation, as applicable.

         (d) Reliance by Lender. Lender shall be entitled to rely and act upon any notices (including telephonic and facsimile notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice or confirmation specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Lender may be recorded by Lender, and Borrower hereby consents to such recording.

         9.03 ATTORNEY COSTS, EXPENSES AND TAXES. Borrower agrees (a) to pay or reimburse Lender for all reasonable and documented out of pocket and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay or reimburse Lender for all reasonable and documented out of pocket and expenses incurred in connection with (i) creating or perfecting Liens in favor of Lender, and (ii) the custody or preservation of any of the Collateral, and (c) to pay or reimburse Lender for all documented out of pocket and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such documented out of pocket and expenses incurred in connection with the sale of, collection from, or other realization upon any of the Collateral, during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender. All amounts due under this Section 9.03 shall be payable within 45 days after demand therefor. The agreements in this Section shall survive the repayment, satisfaction or discharge of all other Obligations.

         9.04     SUCCESSORS AND ASSIGNS; PARTICIPATIONS.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Lender may at any time assign to one or more Eligible Assignees a portion not less than $20,000,000 of its rights and obligations under this Agreement (including all or a portion of the Loans not less than $20,000,000 at the time owing to it) pursuant to documentation acceptable to Lender and the assignee; provided, however, Lender shall not assign, individually or in the aggregate, more than $80,000,000 of its rights and obligations under this Agreement. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by Lender, have the rights and obligations of Lender under this Agreement, and Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement. Upon request, Borrower (at its expense) shall execute and deliver new or replacement notes to Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto. In the event that Lender so assigns any portion of the Loans, Borrower and Lender agree that this Agreement shall be amended pursuant to a mutually agreed upon amendment in order to provide that (i) Lender shall act as agent for itself and all such assignees, (ii) amendments, modifications and waivers of provisions of this Agreement (other than those that reduce the principal amount of any Loan, postpone the scheduled final maturity date of any Loan, postpone the date on which any interest or fees are payable, decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.04(c)) or the amount of fees payable hereunder or increase the maximum duration of interest periods, which shall not be effective without the written consent of all lenders) shall not be effective without the written consent of lenders holding 51% or more of the Loans and (ii) Requests for Extension of Credit, payments and Compliance Certificates shall be delivered to the agent.

         (c) Lender may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person or Borrower or any of Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of Lender's rights and/or obligations under this Agreement (including all or a portion of the Loans); provided that (i) Lender's obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to Borrower for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that Lender will not, without the consent of Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that Lender may, without the consent of Participant, (A) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder and (B) waive the right to be paid interest at the Default
Rate), or (iii) release all or any material part of the Collateral. Subject to subsection (d) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were Lender.

         (d) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent. A Participant that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code and/or a Non-US Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to provide to Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax, including without limitation the materials described in
Section 3.01(f).

         (e) Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any note) to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

         (f) As used herein, the following terms have the following meanings:

         "Eligible Assignee" means (a) an Affiliate of Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

         "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "Approved Fund" means any Fund that is administered or managed by (a) Lender or (b) an Affiliate of Lender.

         9.05 SET-OFF. In addition to any rights and remedies of Lender or any assignee or participant of Lender or any Affiliates thereof (each, a "Proceeding Party") provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker's lien, or otherwise, against any assets of Borrower which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured.

         9.06 NO WAIVER; CUMULATIVE REMEDIES. No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Lender's right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

         9.07 USURY. Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest or a fee contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable Law,
(a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

         9.08 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.09 INTEGRATION. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         9.10 NATURE OF LENDER'S OBLIGATIONS. Nothing contained in this Agreement or any other Loan Document and no action taken by Lender pursuant hereto or thereto may, or may be deemed to, make Lender a partnership, an association, a joint venture or other entity with Borrower or any Affiliate of Borrower.

         9.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default as of the Closing

Date, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

         9.12 INDEMNIFICATION BY BORROWER. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless Lender, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the commitment hereunder, any Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section
9.12 shall be payable within 45 days after demand therefor. The agreements in this Section shall survive repayment, satisfaction or discharge of all Obligations.

         9.13     NONLIABILITY OF LENDER. Borrower acknowledges and agrees that:

         (a) Any inspections of any property of Borrower made by or through Lender are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

         (b) By accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender;

         (c) The relationship between Borrower and Lender created by this Agreement is, and shall at all times remain, solely that of borrower and lender; Lender shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates as a consequence of this Agreement; by virtue of entering into this Agreement, Lender does not undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with this Agreement relative to such matters is solely for the protection of Lender and neither Borrower nor any other Person is entitled to rely thereon; and

         (d) Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Lender harmless from any such loss, damage, liability or claim.

         9.14 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and Lender in connection with the Extensions of Credit, and is made for the sole benefit of Borrower and Lender, and Lender's successors and assigns. Except as provided in Sections 9.04 and 9.12, no other Person shall have any rights of any nature hereunder or by reason hereof.

         9.15 SEVERABILITY. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9.16 CONFIDENTIALITY. Lender and each participant and assignee shall use any confidential non-public information concerning Borrower and its Subsidiaries that is furnished to it by or on behalf of Borrower and its Subsidiaries in connection with the Loan Documents (collectively, "Confidential Information") solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, Lender may disclose Confidential Information (a) to its Affiliates or any of its or its Affiliates' directors, officers, employees, auditors, counsel, advisors, or representatives (collectively, the "Representatives") whom it determines need to know such information for the purposes set forth in this Section, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (b) to any bank or financial institution or other entity to which Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Lender's business in connection with the exercise of such authority or claimed authority;
(d) to the extent necessary or appropriate to effect or preserve Lender's or any of its Affiliates' security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Lender or any of its Representatives; and (e) pursuant to any subpoena or any similar legal process; provided that, unless specifically prohibited by applicable law or court order, Lender shall notify Borrower of any request by any governmental or regulatory agency (other than any such request in connection with any examination of the financial condition of Lender by such regulatory agency) for disclosure of any such non-public information prior to disclosure of such information. For purposes hereof, the term "Confidential Information" shall not include information that (x) is in Lender's possession prior to its being provided by or on behalf of Borrower, provided that such information is not known by Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, a Borrower, (y) is or becomes publicly available (other than through a breach hereof by Lender), or (z) becomes available to Lender on a nonconfidential basis, provided that the source of such information was not known by Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

         9.17 FURTHER ASSURANCES. Borrower and its Subsidiaries shall, at their expense and without expense to Lender, do, execute and deliver such further acts and documents as Lender from time to time reasonably requires for the assuring and confirming unto Lender of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

         9.18 HEADINGS. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

         9.19     TIME OF THE ESSENCE. Time is of the essence of the Loan
Documents.

         9.20     Governing Law.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN ORANGE COUNTY OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER AND LENDER CONSENT, FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER AND LENDER IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING

IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO. BORROWER AND LENDER AGREE THAT SERVICE OF ALL PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER OR LENDER AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH
SECTION 9.02, THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER OR LENDER IN ANY SUCH ACTION OR PROCEEDINGS AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT AND THAT BORROWER AND LENDER RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         9.21 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                        [Signature Page Is On Next Page]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                        BROADCOM CORPORATION

                        By: /s/ WILLIAM J. RUEHLE
                            ----------------------------------------------
                        Name:   William J. Ruehle
                        Title:  Vice President and Chief Financial Officer

                        BANK OF AMERICA, N.A.

                        By: /s/ KEVIN MCMAHON
                             ---------------------------------------------
                        Name:   Kevin McMahon
                        Title:  Managing Director

                                CREDIT AGREEMENT

                                     BETWEEN

                              BROADCOM CORPORATION

                                       AND
                              BANK OF AMERICA, N.A.

                          DATED AS OF DECEMBER 23, 2002

Exhibit A             Form of Compliance Certificate
Exhibit B             Form of Request for Initial Extension of Credit
Exhibit C             Form of Request for Extension of Credit
Exhibit D             Form of Security Agreement
Exhibit E             Form of Opinion of Counsel
Exhibit F             Form of Notice of Termination

Schedule 5.02         Subsidiaries
Schedule 7.01         Existing Indebtedness, Liens and Negative Pledges
Schedule 9.02         Notice Addresses and Lending Office

Broadcom Corporation agrees to furnish supplementally a copy of any of the foregoing exhibits to the SEC upon request.